EXHIBIT 16.1

KPMG LLP

Two Financial Center
60 South Street

Boston, MA 02111

August 6, 2015

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Bar Harbor Bankshares and subsidiaries and, under the date of March 16, 2015, we reported on the consolidated financial statements of Bar Harbor Bankshares and subsidiaries as of and for the years ended December 31, 2014 and 2013 and the effectiveness of internal control over financial reporting as of December 31, 2014.  On August 4, 2015, we were dismissed.  We have read Bar Harbor Bankshares’ statements included under Item 4.01 of its Form 8-K dated August 6, 2015, and we agree with such statements except that we are not in a position to agree or disagree with Bar Harbor Bankshares’ statement that the change was approved by the audit committee of the board of directors and we are not in a position to agree or disagree with Bar Harbor Bankshares’ statements in Item 4.01(b).

Very truly yours,

/s/KPMG LLP